Espey Suspends Dividend

Saratoga Springs, NY; March 9, 2021 - The Board of Directors of Espey Mfg. & Electronics Corp. (NYSE AMERICAN: ESP) has suspended its quarterly dividend.

The Board of Directors of Espey Mfg. & Electronics Corp. has determined to suspend payment of a cash dividend which, in accordance with practice, would have been declared and paid prior to the end of this month. In making the determination, the Board balanced the objective of maintaining Espey’s strong position to address the business challenges caused by the global pandemic which continue to confront the industries the Company services, against the historical payment of consistent dividends to shareholders.

Patrick Enright, Espey’s President and CEO, explained the Board’s decision. “The continued decline of the rail industry, the virtual collapse of the commercial airline market, the global shortage of electronic components and the erosion of on-time performance throughout the entire supply chain, will continue to contribute to delays in deliveries of product by the Company and put pressure on our earnings. We believe that conservative stewardship of our strong cash position will enable us to weather the current headwinds and to make timely and strategic investments in personnel and new programs. The Company has a robust backlog of orders and the Board determined that this approach will enable Espey to come through the pandemic in a strong position to deliver existing orders effectively and efficiently.”

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers.  The Company can be found on the Internet at www.espey.com.

For further information, contact Mr. David O'Neil at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

4